Exhibit 99.1
Regency Energy Partners Acquires Pueblo Midstream Gas Corporation
Acquisition Extends Regency’s Natural Gas Presence in South Texas
DALLAS, April 2, 2007 — Regency Energy Partners LP (Nasdaq: RGNC) (“Regency” or the “Partnership”) announced today that it has acquired Pueblo Midstream Gas Corporation (“Pueblo”), a wholly owned subsidiary of Bear Cub Investments, LLC. The total consideration paid of approximately $55 million was comprised of $35 million in cash and approximately 0.75 million Regency common units. This acquisition is expected to be immediately accretive to Regency unitholders.
Pueblo’s primary assets include the Fashing Plant (“Fashing”) and related gathering system located in Atascosa and Karnes counties, both in Texas. The Fashing system is comprised of a 75 MMcf/d gas processing and treating facility, 33 miles of gathering pipelines, and approximately 6,000 horsepower of compression. The facility consists of amine treating, dehydration and sulfur recovery units, and a refrigerated lean-oil gas processing plant in South Texas.
“With the Pueblo acquisition, we will begin construction on a new 20-mile pipeline, which will connect Fashing to our Tilden Plant in South Texas, generating additional synergies,” said James W. Hunt, chairman, president and chief executive officer of Regency. “The addition of the Fashing system, coupled with the pipeline expansion project, will extend our natural gas presence and consolidate our position in sour gas treating in South Texas.”
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership that gathers, treats, compresses, processes, transports and markets natural gas, and transports and markets natural gas liquids. For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
Information Concerning Forward-Looking Statements
This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership that may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.

CONTACT:
Investor Relations:
Shannon Ming
Director, Investor Relations
Regency Energy Partners
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne
Michael & Partners
972-716-0500 x26
ebrowne@michaelpartners.com

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